For information, contact:

Craig Dynes

Chief Financial Officer

617-866-6020

craig.dynes@pega.com

NASDAQ Panel Issues Determination Letter for Late Filing of Form 10-K; Grants Additional Extension

CAMBRIDGE, Mass., March 26, 2007 - Pegasystems Inc. (Nasdaq: PEGA) today announced that, as expected, it received an additional Staff Determination Letter on March 20, 2007, stating that the Company had not filed its Form 10-K for 2006 by the required March 16, 2007 deadline, as required by NASDAQ Marketplace Rule 4310(c)(14). Within that letter, the NASDAQ Staff noted that the Panel would consider this additional issue in rendering its determination regarding the Company's continued listing on the NASDAQ Global Select Market.

As previously disclosed, on November 13, 2006, the Company received a Staff Determination Letter regarding the Company's delay in filing its Form 10-Q for the third quarter of 2006. Subsequent to a hearing before the Panel, the Company announced on March 5, 2007 that the Panel had granted the Company's request for an extension of time to comply with NASDAQ's filing requirement on the condition that the Company file its delinquent periodic reports, and any required restatements, by March 16, 2007. At the Company's request, the Panel later extended that deadline to April 25, 2007. The Company continues to work diligently to address this matter and to regain full compliance with the NASDAQ listing requirements.

About Pegasystems

Pegasystems Inc. (NASDAQ: PEGA) provides software to automate complex, changing business processes. Pegasystems, the leader in unified process and rules technology, gives business people and IT departments the ability to use best processes across the enterprise and outperform their competition.

Our new class of Business Process Management (BPM) technology makes enterprise systems easy to use and easy to change. By automating policy manuals, system specifications and lines of manual coding with dynamically responsive updates, Pegasystems powers the world's most sophisticated organizations to Build for Change(R).

Pegasystems' award-winning, standards-based BPM suite is complemented with best-practice solution frameworks to help leaders in the financial services, insurance, healthcare, life sciences, government and other markets drive growth and productivity.

Headquartered in Cambridge, Mass., Pegasystems has regional offices in North America, Europe and the Pacific Rim. For more information, visit www.pega.com.

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